                                  EXHIBIT 10.1
                                  ------------

                              EMPLOYMENT AGREEMENT


         This Employment Agreement ("Agreement") dated as of September 1, 2004, by and between PacificHealth Laboratories, Inc. (hereinafter the "Company"), a Delaware corporation, and David Mastroianni (hereinafter "Employee").

         WHEREAS, the Company desires to retain the services of Employee and Employee desires to be employed upon the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of their mutual promises, the parties agree as follows:

              1. EMPLOYMENT: The Company shall employ Employee as its President and Chief Executive Officer reporting to the Chairman of the Board of Directors, and Employee shall accept employment and shall render services in such capacities, under and subject to the conditions and terms set forth herein. During the period of his employment, Employee shall devote his full time, attention, energy, knowledge and skill to the business and interests of the Company, from offices of the Company to be maintained in the Central New Jersey area. During the term of his employment Employee shall have no other employment or business interests requiring his services, except as provided in the next sentence, and the Company shall be entitled to the profits and other benefits arising from or incident to the work, services and advice of Employee. The preceding sentence shall not apply to royalties payable to Employee on any products being marketed or in development by third parties prior to September 1, 2004, provided that Employee shall not be required to devote material time to assisting with the marketing or development of such products. Employee shall also perform the services for the Company ordinarily associated with the position of "Chief Marketing Officer" until such time as a Chief Marketing Officer is hired with approval of the Board of Directors. Upon commencement of Employee's employment, an additional position on the Company's Board of Directors ("Board") shall be created and Employee shall be appointed to such additional position. Thereafter, during the term of this Agreement, the Board and/or nominating committee shall nominate Employee for reelection to the Board at each annual meeting of the Company's stockholders. If for any reason Employee is not re-elected to the Board by the stockholders during the term of this Agreement, Employee shall be entitled to terminate this Agreement upon 30 days' written notice; provided that such circumstances and termination shall be deemed an early expiration and not a breach of this Agreement by any party.

              2. TERM: The term of this Agreement, and the term of employment of Employee hereunder, shall commence on September 1, 2004 (the Effective Date"), and shall end on the day preceding the second anniversary date of the Effective Date, i.e., August 31, 2006 (the "Scheduled Termination Date"), provided:

                   a. Employee shall have the right to terminate his employment hereunder for cause, upon written notice to the Company referring to this paragraph 2(a) and describing the condition relied upon by him in invoking the provisions hereof, if, without Employee's written consent, (i) the Company fails to pay Employee any salary or other compensation or benefit required to be paid hereunder when due and for a period of thirty (30) days after demand therefor by Employee; (ii) there occurs any substantial change in the authorities, powers, functions or duties attached to Employee's positions; or (iii) Employee is required by any directive from the Company to reside outside of the Central New Jersey area; unless, in any such case, the Company, within thirty (30) days after Employee's giving of notice hereunder, takes full and effective action to eliminate the condition cited by Employee in his notice of termination as the reason for his giving of such notice.

                   b. Employee shall have the right to terminate his employment hereunder without cause at any time upon not less than thirty (30) days written notice.

              3. COMPENSATION:

                   a. Employee shall receive base salary that shall be paid in equal, bi-weekly installments commencing with the first pay period immediately following the Effective Date. Employee's salary shall be as follows:

                      i) For the term of this Agreement, Employee's annual base salary shall be $275,000. Annual base salary shall be adjusted with a cost of living adjustment reflective of the consumer price index for urban consumers in each year of renewal.

                   b. In addition to his base salary, Employee shall be entitled to a bonus based on the Company's pre-tax net income (not taking into account the application of any previously earned tax benefits, and as determined by the Company's regularly employed independent accountants), as follows:

                      i) 5% of the Company's pre-tax net income for the period beginning September 1, 2004 and ending on December 31, 2004, provided that the Board determines, in its reasonable discretion, that such income was due in material part to Employee's efforts or activities;

                      ii) For all calendar years beginning January 1, 2005, 5% of the Company's pre-tax net income for the calendar year, provided that if Employee's employment terminates prior to the end of the calendar year, the bonus shall be 5% of the Company's pre-tax net income for the calendar year through the end of the month in which Employee's employment terminates; provided, however, that in each case the bonus shall not exceed 100% of Employee's base salary payable for the period during which net income is measured.

                   c. In addition to base salary and bonus payable pursuant to
(a) and (b) above, Employee shall receive options ("Options") to purchase 550,000 shares of the Company's Common Stock, at a purchase price equal to the 10-day trading average "bid" price prior to September 1, 2004, under the Company's Year 2000 Stock Option Plan, subject to the following terms and conditions:

                      i) The Options shall vest as to 137,500 shares on September 1, 2004, as to 137,500 shares on September 1, 2005, as top 137,500 shares on September 1, 2006, and as to 137,500 shares on September 1, 2007, and shall be exercisable by Employee only to the extent vested. If the Company does not offer to renew this Agreement for a period of at least one year following the Scheduled Termination Date, all unvested options vest on the business day before the last day of the second year of this Agreement.

                      ii) To the extent not previously vested, the Options shall terminate upon termination of Employee's employment by (A) Employee, other than pursuant to paragraph 2a of this Agreement, or (B) by the Company with cause as defined in paragraph 5e.

                      iii) The Options shall vest in full immediately (A) if Employee's employment is terminated by the Company without cause as defined in paragraph 5e, (B) Employee's employment is terminated by Employee under paragraph 2a(C) upon a "Change in Control" as described in paragraph 3d.

                      iv) To the extent not previously exercised, the Options shall terminate upon the earlier of (A) the fifth anniversary of the Effective Date or (B) six (6) months following the termination of Employee's employment with the Company.

                      v) The Options are not intended to be "Incentive Stock Options" and shall be subject to all of the terms and conditions of the Company's Year 2000 Stock Option Plan applicable to options that are not Incentive Stock Options.


                            d. In the event of a Change in Control, as defined
below, Employee shall be paid, as additional compensation, a lump sum equal to his annual base salary in effect immediately prior to the Change in Control., payable at closing or completion of the Change in Control, and at such time all of his unvested options shall vest. A "Change in Control" shall mean any Sale of the Company, as defined below, or the acquisition of beneficial ownership, by any stockholder or group of stockholders, not including stockholders who are officers or directors of the Company on the date of this Agreement or any affiliate of such officer or director, of shares of the Company's capital stock entitled to cast at least 50% of all votes which may be cast in the election of the Company's directors. Sale of the Company shall mean (A) any merger or consolidation involving the Company if the stockholders of the Company prior to the merger hold less than 50% of the shares of the combined entity after the merger, or (B) transfer or sale of all or substantially all of the assets of the Company.

              4. OTHER BENEFITS: The Company shall pay Employee for ordinary and reasonable business expenses incurred by him in the performance of services pursuant to this Agreement. In addition, the Company shall provide Employee with a Company-owned or leased automobile for his use or reimburse Employee for his costs in leasing such automobile. Employee shall keep such records and shall render to the Company such accounts covering such expenses as the Company shall reasonably require.

                   a. During the term of his employment and during any restricted period during which Employee is entitled to receive payments pursuant to subparagraph 5(c) below, Employee shall be entitled to participate in any medical, health, disability and accident or other hospitalization or insurance plan established by the Company for its executive employees generally.

                   b. During each full year of the term of Employment, Employee shall be entitled to three (3) weeks paid vacation time.

The Company will reimburse Employee for the reasonable costs described in the next sentence incurred by him in relocation and travel to the Central Jersey area for purposes of accepting employment with the Company, up to an aggregate maximum of $150,000. Relocation costs shall include costs incurred in connection with the sale of Employee's residence in Utah (attorney's fees, brokerage costs, advertising costs, and similar costs), the costs of moving Employee's family and household goods to New Jersey (all costs of packing, storing, moving and insuring such goods), the costs of locating and acquiring a home in New Jersey (rental cars, inspection fees, all closing costs (including insurance and tax escrows and similar costs but not points or interest), temporary housing for six months and air fare between New Jersey and Utah.

              5. COMPENSATION UPON TERMINATION: If Employee's employment is terminated at any time during the term hereof, the following provisions shall apply:

                   a. If Employee's employment is terminated for any reason, the Company shall pay employee all base salary accrued through the effective date of termination. If Employee's employment is terminated by the Company prior to the Scheduled Termination Date without cause, as defined in subparagraph (e) below, or by Employee prior to the Scheduled Termination Date with cause pursuant to subparagraph 2(b) above, the Company shall, in addition, pay to Employee, at the time of termination, an amount equal to the base salary which would have been paid during a period (the "Severance Period") beginning on the date of termination of employment and ending on the later of (A) the Scheduled Termination Date, or (B) the first anniversary of the termination date. These payments shall be in lieu of any other severance or post-employment benefits except as otherwise expressly provided for in this Agreement.

                   b. If Employee's employment is terminated by the Company for any reason other than Employee's death, the Company, at its election, by notice to Employee given not later than ten (10) days after such termination and referring specifically to this subparagraph, shall have the right to require for one (1) year from the date of termination (the "restricted period") that Employee not become employed by, become an officer, director, partner, member, manager or agent of, serve as an advisor or consultant to, or become an investor in, any business engaged in the manufacture or sale of sports nutrition or diet/weight loss products, or any other products which the Company was manufacturing or selling that contribute greater than 5% of the business' total revenues, or had planned in writing to manufacture or sell, prior to the date of termination, provided that (i) the Company continues to pay to Employee during the restricted period when payment of Employee's base salary would otherwise be due and without interruption, an amount equal to one hundred (100%) percent of Employee's base salary in effect immediately prior to termination unless such termination is for "cause", as defined below, in which case no payment shall be required, and (ii) the Company honors and timely performs its obligations to Employee under subparagraph (a) above. Any failure by the Company to make the payments required hereunder as and when due, or to honor and timely perform its obligations to Employee under subparagraphs (a) or (b) above, shall constitute a full and irrevocable waiver of the Company's rights under this subparagraph (b). Payments, if any, to Employee under the second sentence of paragraph (a) above shall be applied to the payments required under this paragraph, and no additional payment shall be required except to the extent the restricted period exceeds the Severance Period.

                   c. Nothing in subparagraph (c) above or elsewhere in this Agreement shall prohibit Employee from acquiring a passive equity stake representing less then one (1%) of any class of an issuer's outstanding securities.

                   d. For the purposes of this Agreement, "cause" for termination of Employee's employment shall exist only in the event of (i) Employee's gross negligence or intentional malfeasance in the performance of his duties as an officer of the Company which results in or creates a substantial risk of serious financial injury to the Company, (ii) Employee's conviction of a felony or misdemeanor involving fraud or theft provided that, if such conviction is appealed by Employee, the conviction is upheld by the appellate courts, (iii) any final determination by any governmental agency, court or securities exchange or by The Nasdaq Stock Market, Inc. ("Nasdaq") that Employee has violated any securities laws or exchange or Nasdaq rules, (iv) Employee's breach of this Agreement which is not completely cured within 30 days after Employee has received written notice of such breach or (v) Employee enters into a consent order with respect to any matter referenced in clause (iii).

              6. ASSIGNMENT: This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except that the Company may assign or transfer this Agreement to a successor organization in the event of merger, consolidation, or transfer of sale of all or substantially all of the assets of the Company, in which case the term Company shall mean such successor, provided that in the case of any such assignment or transfer, the obligations of this Agreement are assumed by such successor or are binding upon and inure to the benefit of such successor as a matter of law.

              7. NOTICES: All notices hereunder shall be in writing and shall be deemed to have been given at the time when mailed in any general or branch United States Post Office enclosed in a certified post-paid envelope, addressed to the respective parties stated below, or to such changed address as such party may fix by notice as aforesaid:

                   To the Company:

                           PacificHealth Laboratories, Inc.
                           Attn:  Board of Directors
                           100 Matawan Road, Suite 420
                           Matawan, NJ  07747

                   With a copy to:

                           Eckert Seamans Cherin & Mellott, LLC
                           Attention:  Gary Miller
                           1515 Market Street, 9th Floor
                           Philadelphia, PA  19102

                   To Employee:

                           David Mastroianni
                           1855 Forest Bend Dr.
                           Salt Lake City, UT 84121

in each case with copies of such notice to each director of the Company then in office.

              8. GOVERNING LAW: This Agreement and all performance under this Agreement shall be governed by the laws of the State of New Jersey.

              9. WAIVER, MODIFICATION: No waiver or modification of this Agreement or of any covenant, condition or limitation contained herein shall be valid or effective unless it is in writing and duly executed by Employee and the Company.

              10. RESOLUTION OF DISPUTES: Any controversy or claim arising out of or relating to this Agreement or the breach thereof, including without limitation a claim for declaratory relief or relief which is equitable in nature, shall be settled by arbitration in either Philadelphia, Pennsylvania or Newark, New Jersey, by an arbitrator selected by Employee and the Company. If the Company and Employee cannot agree on the appointment of an arbitrator within ten (10) days after a request for arbitration, then such arbitrator shall be an attorney-at-law with no prior professional association with any of the parties or their affiliates who is selected in accordance with procedures established and implemented by the American Arbitration Association. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except as otherwise provided in this paragraph 10. Except as otherwise provided herein, all costs of the arbitration shall be borne by the Company. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction over the parties. Any award of the arbitrator shall include interest at a rate or rates considered just under the circumstances by the arbitrator and may include, in the discretion of the arbitrator, an award of legal expenses and costs to the prevailing party.

                  IN WITNESS WHEREOF, Employee has signed his name and the Company, by the signatures of its duly authorized officers, has executed this Agreement, as of the date and year mentioned at the top of page one.


                                        PACIFICHEALTH LABORATORIES, INC.

BY:/S/                                  BY:/S/
   ---------------------------------       -------------------------------------
   DAVID MASTROIANNI                       STEPHEN P. KUCHEN, VP - FINANCE & CFO